Registration No. 333-

As filed with the Securities and Exchange Commission July 21, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enterprise Financial Services Corp
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	43-1706259 (I.R.S. Employer Identification No.)

150 North Meramec Avenue Clayton, Missouri (Address of Principal Executive Offices	63105 (Zip Code)

ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
ENTERPRISE FINANCIAL SERVICES CORP STOCK PLAN FOR NON-MANAGEMENT DIRECTORS (Full Title of the Plan)

Keene S. Turner
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec Avenue
Clayton, Missouri 63105
(Name and address of agent for service)

(314) 725-5500
(Telephone number, including area code, of agent for service)
__________________________________________
Copies to:
Paul J. Jaskot
Shawn Turner
Holland & Knight LLP
Cira Centre
2929 Arch Street
Suite 800
Philadelphia, PA 19104
(215) 252-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.
Item 1. Plan Information.
The information required by Item 1 is included in documents sent or given to participants in the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan and the Enterprise Financial Services Corp Stock Plan for Non-Management Directors covered by this Registration Statement on Form S-8 (the “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to: telephone at (314) 725-5500, by email at investorrelations@enterprisebank.com or by mail at Enterprise Financial Services Corp, 150 North Meramec Ave, Clayton, Missouri, 63105.

PART II.
Item 3. Incorporation of Documents by Reference
The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement:

(1)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 24, 2023;
(2)    The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on April 28, 2023;
(3)    The Company’s Current Reports on Form 8-K filed on January 30, 2023, February 16, 2023, and May 15, 2023;
(4)    The Company’s Current Report on Form 8-K/A filed on February 16, 2023;
(5)    The Company’s Definitive Proxy Statement for its 2023 Annual Meeting of Shareholders, filed on March 29, 2023; and
(6)    The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
None.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company, or is or was serving at the Company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense or settlement expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless and only to the extent that the court believes that in light of all the circumstances, such person is fairly and reasonably entitled to indemnification for such expenses.

Furthermore, under the DGCL, if such person is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The DGCL further provides that any indemnification referred to above must be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (lii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

The DGCL provides that it is not exclusive of other indemnification that may be granted by the Company’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s certificate of incorporation, as amended, provides that the Company shall indemnify all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws. The Company’s amended and restated bylaws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such action, suit, or proceeding. Indemnification under this provision will not be provided to any director, officer or representative that initiates such proceeding, unless such proceeding was authorized or consented to by the board of directors (and except as it relates to unpaid indemnification or advancement of expenses claims).

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or who dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such director has notice of the unlawful acts.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL, or engaged in a transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Company’s certificate of incorporation, as amended, includes a provision that directors will have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Registrant, (incorporated herein by reference to Exhibit 3.1 of Registrant’s Registration Statement on Form S-1/A filed on December 9, 1996 (File No. 333-14737)).

4.2
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).

4.3
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1999 (File No. 001-15373)).

4.4	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 99.2 to Registrant's Current Report on Form 8-K filed on April 30, 2002 (File No. 001-15373)).

4.5
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Appendix A to Registrant's Definitive Proxy Statement on Schedule 14A filed on November 20, 2008 (File No. 001-15373)).

4.6
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2014 (File No. 001-15373)).

4.7
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.8 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 (File No. 001-15373)).

4.8
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Appendix C to Registrant’s Registration Statement on Form S-4/A filed on June 2, 2021 (File No. 333-256265)).

4.9
Certificate of Designations of Registrant for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 17, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008 (File No. 001-15373)).

4.10
Certificate of Elimination of Registrant’s Certificate of Designation, Preferences, and Rights of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated November 9, 2021 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on November 9, 2021 (File No. 001-15373)).

4.11
Certificate of Designation of Registrant of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, dated November 16, 2021 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on November 17, 2021 (File No. 001-15373)).

4.12	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on June 12, 2015 (File No. 001-15373)).

4.13	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to Registrant’s Report on Form 10-K filed on February 25, 2022 (File No. 000-15373)).

4.14
Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (incorporated herein by reference to Appendix A to Registrant’s Proxy Statement Pursuant to Section 14(a) filed on March 14, 2018 (File No. 000-15373), as amended by an amendment to the Proxy Statement filed on March 30, 2018 (File No. 000-15373) and as further amended by the Proxy Statements filed on March 17, 2021 (File No. 000-15373) and March 29, 2023 (File No. 000-15373)).

4.15
Enterprise Financial Services Corp Stock Plan for Non-Management Directors (incorporated herein by reference to Registrant’s Proxy Statement pursuant to Section 14(a) filed on March 7, 2006, as amended on Schedule 14A filed on April 23, 2012 (File No. 001-15373), as amended on Schedule 14A filed on April 17, 2019 (File No. 001-15373) and as amended on Schedule 14A filed on March 29, 2023 (File No. 001-15373)).

5.1+	Opinion of Holland & Knight LLP.

23.1+	Consent of Deloitte & Touche LLP.

23.2+	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (contained within signature page).

107+	Filing Fee Table

+ Filed herewith
Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on this 21st day of July, 2023.

ENTERPRISE FINANCIAL SERVICES CORP
By:	/s/ Keene S. Turner
Keene S. Turner
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James B. Lally and Keene S. Turner, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ James B. Lally	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2023
James B. Lally

/s/ Keene S. Turner	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 21, 2023
Keene S. Turner

/s/ Troy R. Dumlao	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 21, 2023
Troy R. Dumlao

/s/ Michael A. DeCola	Chairman of the Board of Directors	July 21, 2023
Michael A. DeCola

/s/ Lyne B. Andrich	Director	July 21, 2023
Lyne B. Andrich

/s/ Robert E. Guest, Jr.	Director	July 21, 2023
Robert E. Guest, Jr.

/s/ James M. Havel	Director	July 21, 2023
James M. Havel

/s/ Michael R. Holmes	Director	July 21, 2023
Michael R. Holmes

/s/ Nevada A. Kent IV	Director	July 21, 2023
Nevada A. Kent IV

/s/ Marcela Manjarrez	Director	July 21, 2023
Marcela Manjarrez

/s/ Stephen P. Marsh	Director	July 21, 2023
Stephen P. Marsh

/s/ Daniel A. Rodrigues	Director	July 21, 2023
Daniel A. Rodrigues

/s/ Richard M. Sanborn	Director	July 21, 2023
Richard M. Sanborn

/s/ Eloise E. Schmitz	Director	July 21, 2023
Eloise E. Schmitz

/s/ Sandra A. Van Trease	Director	July 21, 2023
Sandra A. Van Trease

/s/ Lina A. Young	Director	July 21, 2023
Lina A. Young